Exhibit 99.1

For media:	For investors:
Michelle Linn	Bob Farrell
Linnden Communications	Genocea Biosciences
O: 508-362-3087	617-674-8261
M: 774-696-3803	bob.farrell@genocea.com
Michelle@linndencom.com

Genocea Biosciences, Inc. Commences Public Offering of Common Stock

CAMBRIDGE, Mass, July 14, 2014: Genocea Biosciences, Inc. (NASDAQ:GNCA), a clinical-stage biopharmaceutical company developing T cell-enabled vaccines and immunotherapies, today announced that it has commenced an underwritten public offering of 3,400,000 shares of its common stock. All the shares in the offering will be sold by Genocea.

Citigroup and Cowen and Company are acting as joint book-running managers for the offering. Stifel is acting as lead manager and Needham & Company is acting as co-manager.

A registration statement relating to the securities being sold in this offering has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy and there shall not be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus, copies of which may be obtained from Citigroup c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717, by calling (800) 831-9146, or by emailing batprospectusdept@citi.com, or Cowen and Company c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, by calling (631) 274-2806, or by fax (631) 254-7140.

About Genocea Biosciences, Inc.

Genocea is harnessing the power of T cell immunity to develop life-changing vaccines and immunotherapies. T cells are increasingly recognized as a critical element of protective immune responses to a wide range of diseases, but traditional discovery methods have proven unable to identify the targets of such protective immune response. Using ATLAS™, its proprietary technology platform, Genocea identifies these targets to potentially enable the rapid development of medicines to address critical patient needs. Genocea’s pipeline of novel clinical stage T cell-enabled product candidates includes GEN-003 for HSV-2 therapy, GEN-004 to prevent infections caused by pneumococcus, and earlier-stage programs in chlamydia, HSV-2 prophylaxis, malaria and cancer immunotherapy.

Forward-Looking Statements

This press release includes forward-looking statements, including statements relating to the proposed underwritten public offering. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Applicable risks and uncertainties include those identified under the heading “Risk Factors” included in the preliminary prospectus related to the proposed offering filed with the Securities and Exchange Commission (the “SEC”) on July 14, 2014, and in other filings that Genocea may make with the SEC in the future. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements.

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